Exhibit (h)(10)

AMENDMENT NO. 9

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that, with respect to the Administrative Services Agreement dated January 1, 2009, as amended, between TAM and TMF (the “Agreement”), effective January 1, 2019, the first sentence of Item 3 of the Administrative Services Agreement, dated January 1, 2009 between TAM and TMF, is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TAM, its affiliates or other vendors, the Trust will pay TAM an annual fee (the “Fee”) equal to (a) 0.017 percent (0.017%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $70,000 per Fund.

THRIVENT MUTUAL FUNDS

By: /s/ David S. Royal

      David S. Royal

      President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By: /s/ Gerard V. Vaillancourt

      Gerard V. Vaillancourt

      Vice President, Chief Financial Officer and Treasurer